EXHIBIT 99.2


                                                                  EXECUTION COPY


                          SECURITIES PURCHASE AGREEMENT

                  This Securities Purchase Agreement (this "AGREEMENT") is made and effective as of December 31, 2002 by and among EntreMed, Inc., a Delaware corporation (the "COMPANY"), and Celgene Corporation, a Delaware corporation (the "PURCHASER").

                  WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company Three Million Three Hundred Fifty Thousand (3,350,000) shares of the Company's Series A convertible preferred stock, $1.00 par value per share (the "SERIES A STOCK"), and, as an inducement to the Purchaser to purchase the Series A Stock, the Company desires to issue to the Purchaser, and the Purchaser desires to acquire from the Company, a warrant to purchase Seven Million (7,000,000) shares of the Company's common stock, par value $0.01 per share ("COMMON STOCK"), in the form of Exhibit A hereto (the "WARRANT"), as more fully set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

                  1. CLOSING.

                  (a) The closing of the sale of the securities contemplated hereby (the "CLOSING") shall take place at the offices of Proskauer Rose LLP ("PURCHASER COUNSEL"), 1585 Broadway, New York, New York 10036, on the date hereof, or on such date or location as the parties shall otherwise agree. The date of the Closing is hereinafter referred to as the "CLOSING DATE." At the
Closing: (x) the Company shall issue and deliver to the Purchaser (i) a stock certificate, registered in the name of the Purchaser and free of all restrictive legends, representing Three Million Three Hundred Fifty Thousand (3,350,000) shares of Series A Stock (the shares of Series A Stock issued and sold to the Purchaser hereunder are sometimes collectively referred to herein as the "SHARES"), (ii) the Warrant, registered in the name of the Purchaser, pursuant to which the Purchaser shall have the right to acquire Seven Million (7,000,000) shares of Common Stock, on the terms set forth therein (the shares of Common Stock issuable upon exercise of the Warrant and upon conversion of the Shares are sometimes collectively referred to herein as the "UNDERLYING SHARES;" and the Shares, the Warrant and the Underlying Shares are sometimes collectively referred to herein as the "Securities"), (iii) a prospectus supplement with respect to the Registration Statement (as defined in Section 2(c)) reflecting the sale of the Shares and the Underlying Shares (the "SUPPLEMENT"), (iv) an investor and registration rights agreement in the form of Exhibit C attached hereto (the "INVESTOR AND REGISTRATION RIGHTS AGREEMENT"), and (v) any other documents reasonably requested by the Purchaser or Purchaser Counsel; and (y) the Purchaser shall deliver to the Company Sixteen Million Seven Hundred Fifty Thousand Dollars ($16,750,000), representing the aggregate purchase price for the Shares, in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose.

                  (b) The obligation of the Purchaser to purchase and acquire the Shares and Warrant under this Agreement is subject to the fulfillment (or waiver by the Purchaser) of each of the following conditions:

                           (i) The Company shall have adopted and filed with the
                  Secretary of State of the State of Delaware a Certificate of Designation of Series A Convertible Preferred Stock in the form of Exhibit B hereto (the "CERTIFICATE") and the Certificate shall be in full force and effect;

                           (ii) The Registration Statement shall be effective on
                  the Closing Date as to all Underlying Shares, not subject to any threatened or actual stop order and will not on the Closing Date contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                           (iii) The Company shall have duly executed and
                  delivered the Investor and Registration Rights Agreement;

                           (iv) The Company shall have notified the Nasdaq
                  National Market (the "TRADING MARKET") of the issuance of the Underlying Shares;

                           (v) The Company shall have received written notice
                  from the Trading Market that the sale and issuance of the Securities is exempted from the requirements of Section 4350(i)(1) by virtue of the fact that a delay in obtaining stockholder approval of the sale and issuance of the Securities and the other transactions contemplated hereby would seriously jeopardize the financial viability of the Company (the "EXEMPTION"); and

                           (vi) The Company shall have provided a certificate
                  from a duly authorized officer certifying on behalf of the Company that each of the conditions set forth in this Section 1(b) shall have been satisfied.

                  2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to the Purchaser:

                  (a) SUBSIDIARIES. The Company does not directly or indirectly control or own any interest in any other corporation, partnership, joint venture or other business association or entity, other than MaxCyte, Inc. and Cytokine Sciences, Inc. (each a "SUBSIDIARY" and, collectively, the "SUBSIDIARIES").

                  (b) ISSUANCE OF THE SECURITIES. The Securities (including the Underlying Shares) are duly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction and shall not be subject to preemptive rights or similar rights of stockholders. The Company has reserved a sufficient number of duly authorized shares of Common Stock to issue all of the Underlying Shares. At the Closing, the Underlying Shares shall have been listed for trading on the Trading Market.

                  (c) REGISTRATION STATEMENT. The Company's Registration Statement on Form S-3 (No. 333-87940) (the "REGISTRATION STATEMENT") was declared effective by the Securities and Exchange Commission (the "COMMISSION") on September 27, 2002. The Registration Statement is effective on the date hereof and the Company has not received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The Registration Statement (including the information or documents incorporated by reference therein), as of the time it was declared effective and as of the date hereof, and any amendments or supplements thereto, each as of the time of filing and as of the date hereof, did not and do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The issuance of the Underlying Shares to the Purchaser is registered by the Registration Statement.

                  (d) LISTING AND MAINTENANCE REQUIREMENTS, Except as described in Schedule 2(d), the Company has not, in the two years preceding the date hereof, received notice (written or oral) from the Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.

                  (e) CERTAIN FEES. Except for listing fees to be paid by the Company to the Trading Market and fees and commissions due to Ferghana Partners Inc., no fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchaser shall have no obligation with respect to any fees incurred by the Company or any other Person (other than the Purchaser, if the Purchaser has agreed in writing to pay such fees) or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchaser, its employees, officers, directors, agents, and partners, and its affiliates, from and against all claims, losses, damages, costs (including the reasonable costs of preparation and reasonable attorney's fees) and expenses suffered in respect of any such claimed or existing fees incurred by the Company or any other Person (other than the Purchaser, if the Purchaser has agreed in writing to pay such fees), as such fees and expenses are incurred. "PERSON" means any court or other federal, state, local or other governmental authority or other individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

                  (f) DISCLOSURE. Subject to Section 4.8 below, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") are being incorporated into an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the "SECURITIES ACT")). The Company acknowledges and agrees that the

Purchaser is not making and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.

                  (g) NO VIOLATION. The issuance and sale of the Securities hereunder does not conflict with or violate any rules or regulations of the Trading Market.

                  (h) SEC REPORTS; FINANCIAL STATEMENTS. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including, without limitation, pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the "SEC REPORTS" and, together with this Agreement and the Schedules to this Agreement, the "DISCLOSURE MATERIALS") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has delivered to the Purchaser a copy of all SEC Reports filed within the 20 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

                  (i) CAPITALIZATION. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible or exchangeable for shares of capital stock of the Company) is set forth in Schedule 2(i). All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 2(i), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issue and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as specifically disclosed in Schedule 2(i), no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of five percent (5%) of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

                  (j) MATERIAL CHANGES. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could (x) adversely affect the legality, validity or enforceability of this Agreement, (y) have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under this Agreement (any of (x), (y) or (z), a "MATERIAL ADVERSE EFFECT"), (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and
(B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans or employment termination agreements.

                  (k) LITIGATION. There is no action, suit, claim, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, public board, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "ACTION") which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect.
Schedule 2(k) contains a complete list and summary description of any pending or, to the knowledge of the Company, threatened proceeding against or affecting the Company or any of its Subsidiaries, without regard to whether it would have a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The Company does not have pending before the Commission any request for confidential treatment of information. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. No strike, work stoppage, slow down or other material labor problem exists or, to the knowledge of the Company, is threatened or imminent with respect to any of the employees of the Company or the Subsidiaries.

                  (l) COMPLIANCE. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect.

                  (m) SOLVENCY. Based on the financial condition of the Company as of the Closing Date, and after giving effect to the Asset Purchase Agreement by and between the Company and the Purchaser, dated as of the date hereof, and the sale and issuance of the Shares, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

                  (n) ACKNOWLEDGMENT REGARDING PURCHASER'S PURCHASE OF SECURITIES. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser's purchase of the Securities.

                  3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents, warrants and covenants to the Company that (i) the Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder; (ii) the purchase by the Purchaser of the Shares and Warrant hereunder has been duly authorized by all necessary action on the part of the Purchaser; and (iii) this Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms. The Company acknowledges and agrees that the

Purchaser is not making and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.

                  4. OTHER AGREEMENTS OF THE PARTIES.

                  4.1 Preemptive Rights. The Company hereby grants to the Purchase a preemptive right to purchase all or any part of the Purchaser's Pro Rata Share (as defined below) of any New Securities (as defined below) that the Company may, from time to time, propose to issue or sell. Such preemptive right shall be subject to the following provisions of this Section 4.1.

                  (a) Procedure. In the event that the Company proposes to undertake an issuance of New Securities, the Company shall give the Purchaser written notice of its intention, describing the type of New Securities and the price and other terms and conditions upon which the Company proposes to issue such New Securities. The Purchaser shall have 20 days from the date any such notice is given to agree, by written notice to the Company, to purchase all or any part of its pro rata share of such New Securities at the price and upon the other terms and conditions specified in the Company's notice by giving written notice to the Company of its intention to exercise its preemptive right and stating therein the number of New Securities, up to its pro rata share, to be purchased. The failure of the Purchaser to notify the Company within such 20-day period shall constitute an election by the Purchaser not to exercise its preemptive right with respect to such issuance. If the Purchaser has elected to exercise all or any part of its preemptive right hereunder, the Company shall, within three days of the date of issuance of the New Securities, issue to the Purchaser such number of New Securities as the Purchaser requested in its notice to the Company and, simultaneously therewith, the Purchaser shall pay to the Company the purchase price therefor in immediately available funds by bank check or wire transfer to an account designated in writing by the Company.

                  (b) Certain Definitions.

                           (i) "AS-CONVERTED BASIS" shall mean, with respect to
                  the calculation of the number of shares of Common Stock, (i) all shares of Common Stock outstanding at the time of determination and (ii) all shares of Common Stock issuable at the time of determination upon exercise, conversion or exchange of any Convertible Security.

                           (ii) "CONVERTIBLE SECURITY" shall mean any evidences
                  of indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

                           (iii) "NEW SECURITIES" shall mean any shares of
                  capital stock of the Company and any Convertible Securities; provided, however, that "New Securities" shall not include (i) securities issuable upon exercise, conversion or exchange of other securities of the Company, (ii) securities issued to officers, directors or employees of, or consultants to, the Company pursuant to stock options outstanding on the date hereof or stock options granted after the date hereof on terms approved by the Board of Directors of the Company (as adjusted for any stock splits, stock dividends, stock combinations or similar transactions), (iii) shares of the Company's capital stock issued pursuant to any rights or agreements, including, without limitation, Convertible Securities, provided that the preemptive rights established by this Section 4.1 shall apply with respect to the initial sale or grant by the Company of such rights or agreements, (iv) shares of the Company's capital stock issued in connection with any stock split, stock dividend or recapitalization by the Company, (v) shares issued pursuant to any employment agreement or employee benefit plan or in satisfaction of liabilities in existence on the date hereof to creditors disclosed on Schedule 2(j), (vi) securities issued in connection with a merger or consolidation, or purchase of all or substantially all of the assets, shares or other interests, involving the Company,
                  (vii) securities issued in connection with a strategic partnership, up to an aggregate of five percent of the outstanding capital stock of the Company on the date hereof after giving effect to the transactions contemplated by this Agreement (including, without limitation the issuance of the Shares and the Warrant); provided, that any -------- such issuance is not for the principal purpose of raising equity capital, or (viii) securities issued for cash consideration equal to or greater than $1.50 per share of Common Stock (as adjusted for any stock splits, stock dividends, stock combinations or similar transactions) in a transaction exempt from registration under the Securities Act with an aggregate value of $10 million or less.

                           (iv) "PRO RATA SHARE" shall mean the ratio that (i)
                  the total number of shares of Common Stock on an As-Converted Basis then held by the Purchaser bears to (ii) the total number of shares of Common Stock on an As-Converted Basis then outstanding.

                  4.2 Reservation and Listing of Underlying Shares. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to this Agreement in such amount as may be required to fulfill its obligations in full under this Agreement and upon conversion of the Shares and exercise or conversion of the Warrant. In the event that at any time the then authorized shares of Common Stock are insufficient for the Company to satisfy its obligations in full under this Agreement and upon conversion of the Shares and exercise or conversion of the Warrant, the Company shall promptly take such actions as may be required to increase the number of authorized shares. The Company shall take such steps as may be required to cause and maintain the listing of the Underlying Shares on the Trading Market and such other exchange, market or quotation facility on which the Common Stock is traded.

                  4.3 Shareholders Rights Plan. No claim will be made or enforced by the Company that the Purchaser is an "Acquiring Person" under any shareholder rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of purchasing the Securities hereunder or the acquisition of any other securities of the Company under any other arrangement between the Company and the Purchaser.

                  4.4 Board of Directors.

                  (a) The Company shall use its best efforts to take all action necessary in accordance with the Delaware General Corporation Law and its

Certificate of Incorporation and Bylaws, and shall use its best efforts to take all other actions necessary, to ensure that the Purchaser shall have the right to designate up to two (2) individuals to serve as members of the Board of Directors of the Company (each, a "Purchaser Director"). Upon the Purchaser's written request, the Company shall (i) increase the size of the Board or otherwise create vacancies sufficient to create up to two vacancies effective no later than the date designated by Purchaser, (ii) appoint the Purchaser Director(s) as member(s) of the Board, and (iii) enter into an indemnification agreement reasonably acceptable to the Purchaser with each Purchaser Director.

                  (b) If the Purchaser does not at any time have a designee on the Board of Directors of the Company) the Company shall give the Purchaser notice of each meeting of the Board of Directors of the Company at the same time and in the same manner as notice is given to the directors and permit a designee of the Purchaser (an "OBSERVER") to attend in person, as an observer, all meetings held in person and to participate in telephonic meetings of the Board of Directors of the Company solely for the purpose of allowing the Purchaser to have current information with respect to the affairs of the Company. The Company shall provide to the Purchaser in connection with each meeting it is entitled to have an Observer attend, whether or not present at such meeting, copies of all notices, minutes, consents, and all other materials or information that the Company provides to the directors of the Company with respect to such meeting, at the same time such materials and information are given to the directors of the Company (except that materials and information provided to directors of the Company at meetings of the Board of Directors of the Company at which an Observer is not present shall be provided to the Purchaser promptly after the meeting). If the Board of Directors proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Purchaser prior to the effective date of such consent describing in reasonable detail the nature and substance of such action.

                  4.5 Furnishing of Information. As long as the Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities Act and the Exchange Act. Upon the request of the Purchaser, the Company shall deliver to such Purchaser a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as the Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make reasonably available the information concerning the Company specified in paragraphs (a)(5)(i) to (xiv), inclusive, and (xvi) of Rule 15c2-11 under the Exchange Act.

                  4.6 Disclosure of Material Non-Public Information. Upon the written request of the Purchaser, the Company shall not and shall cause each of its affiliates (as defined in Rule 405 under the Securities Act) and other Persons acting on behalf of the Company not to divulge to the Purchaser any information that it believes to be material non-public information unless the Purchaser has agreed in writing to receive such information prior to such divulgence. The Purchaser may rescind and deliver such written request at any time and from time to time.

                  4.7 Stockholder Notice. On December 31, 2002, the Company shall mail to all stockholders of the Company a letter alerting such stockholders to the omission of the Company to obtain stockholder approval of the issuance and sale of the Securities, which would otherwise be required by the rules of the Trading Market, and indicating that the audit committee of the board of directors of the Company has expressly approved the Exemption.

                  4.8 Filing of Supplement. The Company shall file the Supplement with the Commission as soon as reasonably practicable, but in no event later than the date the Supplement is required to be filed pursuant to Rule 424(b) promulgated under the Securities Act.

                  5. MISCELLANEOUS.

                  (a) Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) upon confirmation of receipt when transmitted by facsimile transmission, (y) on receipt after dispatch by registered or certified mail, postage prepaid, or (z) on the next Business Day if transmitted by national overnight courier, addressed in each case as follows (or to such other address which has been delivered in accordance with this Section 5(a)): "BUSINESS DAY" shall mean any day on which banks are not required or authorized to close in New York, New York.

                                (a) if to Purchaser, to:

                                    Celgene Corporation
                                    7 Powder Horn Drive
                                    Warren, New Jersey 07059
                                    Telephone: (732) 271-1001
                                    Facsimile: (732) 805-3931
                                    Attention:

                                    with a copy to:

                                    Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York 10036
                                    Telephone: (212) 969-3000
                                    Facsimile: (212) 969-2900
                                    Attention: Robert A. Cantone, Esq.

                                (b) if to the Company, to:

                                    EntreMed, Inc.
                                    9640 Medical Center Drive
                                    Rockville, Maryland 20850
                                    Telephone: (240) 864-2600
                                    Facsimile: (240) 864-2624
                                    Attention: President
                                    with a copy to:

                                    Arnold & Porter
                                    555 Twelfth Street, NW
                                    Washington, D.C. 20004
                                    Telephone: (202) 942-5000
                                    Facsimile: (202) 942-5999
                                    Attention: Richard E. Baltz, Esq.

                  (b) Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (c) Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

                  (d) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and its exhibits and schedules.

                  (e) Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, except as otherwise expressly provided herein. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of the Securities.

                  (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, as applied to agreements between New York residents entered into and to be performed entirely within New York.

                  (g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (h) Assignment. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the "Purchaser."

                  (i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as expressly provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (j) Interpretation. In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  (k) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                  (l) Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

                  (m) Amendment; Waiver. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

                  (n) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  (o) Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable.

                  (p) Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.


                        [REMAINDER OF PAGE INTENTIONALLY
                      LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


                                            ENTREMED, INC.


                                            By: /s/ Neil Campbell
                                                --------------------------------
                                                Name: Neil Campbell
                                                Title: President


                                            CELGENE CORPORATION


                                            By: /s/ Robert J. Hugin
                                                --------------------------------
                                                Name: Robert J. Hugin
                                                Title: Senior Vice President and
                                                       Chief Financial Officer